EXHIBIT 5.1

Dallas
Denver
Fort Lauderdale
Jacksonville
Las Vegas
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel 305 374 5095 fax

September 3, 2010
The GEO Group, Inc.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487-8242
Ladies and Gentlemen:
We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by the Company of 3,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that may be issued pursuant to The GEO Group, Inc. 2006 Stock Incentive Plan (the “Plan”) together with the associated preferred share purchase rights for Series A Junior Participating Preferred Stock, par value, $0.01 per share, of the Company (the “Rights”) issuable pursuant to the Rights Agreement, dated as of October 9, 2003, between the Company and EquiServe Trust Company, N.A., as rights agent. Prior to the occurrence of certain events, none of which has occurred as of the date of the Registration Statement, the Rights will not be exercisable or separable from the Common Stock.
In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
Based upon the foregoing examination, we are of the opinion that the shares of Common Stock and related Rights have been duly authorized, the Shares when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company and the related Rights when issued in accordance with the Rights Agreement will be validly issued preferred share purchase rights for Series A Junior Participating Preferred Stock.
The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Florida. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ AKERMAN SENTERFITT